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Exhibit 99.5

SAN DIEGO, Sep. 2 /PRNewswire/ --

  San Diego, Calif., September 2, 1997 (VINFC:NASDAQ) - VISTA Information Solutions, Inc., (VISTA) announced today that Tandem Capital (Tandem), Nashville, Tennessee, has completed a $5 million equity investment in the company. Tandem is a subsidiary of Sirrom Capital Corporation (Sirrom).

  "We are delighted to be expanding our relationship with VISTA through Tandem's sizable investment," said Craig Macnab, Tandem president. "We believe that VISTA's strong management team and product offerings warrant our participation."

   "Tandem's confidence in VISTA with this placement is a further endorsement of the recent marketing successes of both our insurance and environmental information business units," said Tom Gay, VISTA president and CEO. "We appreciate Tandem's endorsement and will use the new funds to build upon our recent successes and increase shareholder value. The new equity also satisfies requirements for VISTA's continued listing on the NASDAQ small cap market." VISTA intends to use the proceeds to retire debt and strengthen its expanding leadership position as the premier provider of risk information in the property/casualty, finance, and environmental information industries.

   "This announcement represents much more than just our continued NASDAQ small cap listing," said Steve Hamilton, chief financial officer. "We have dramatically improved our balance sheet and this new strength will enable us to move aggressively to capitalize on our current marketing and product development opportunities with the Geographic Underwriting System-Registered Trademark- and STARVIEW-TM- family of environmental information software products. We expect our normal trading symbol, VINF, will be restored to use later this week."

  VISTA, based in San Diego, Calif., provides computerized geographic information solutions in the areas of compliance and risk management for the insurance, finance, and environmental engineering industries. Its subsidiary, VISTA Environmental Information, Inc., is the leading national supplier of environmental information on contaminated and potentially contaminated commercial, industrial, and residential real estate in the United States.

  Tandem Capital provides growth capital to small public companies. Tandem's investments range between $2 million and $10 million and are usually structured as convertible debt, convertible preferred stock, or subordinated debentures with warrants. For more information on Tandem Capital, contact www.tandemcapital.com.


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